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Frequently Asked Questions, April 12, 2011

April 12, 2011 — Here are additional Frequently Asked Questions (FAQs) submitted by employees. Questions answered in the first FAQ are not repeated here; please review the April 4 FAQs on The Signal.

Stock Options / RSUs

1)             Eddie’s email on 4/4/11 said that directors and above, as well as some employees in Finance and Legal, must receive pre-clearance before being able to exercise options or sell NSC stock. What process do they need to follow and when can they trade?

Employees in this pre-clearance group should email Stock Administration to seek clearance to trade. E*Trade and Schwab have been instructed to seek pre-clearance for employees in this category. Each day, the list of pre-clearance requests is reviewed by legal to determine who may be cleared to trade. In those cases where there is no conflict, the trades are cleared and the brokers are notified to proceed. In cases where they are not, the employee is informed by Stock Administration.

This procedure is in place to protect the company and employees who may be in possession of material non-public information regarding the proposed acquisition of National by Texas Instruments, from concerns of possible insider trading. This procedure will be in place until the company’s proxy statement regarding the acquisition is filed later this month.

2)             If I am in this pre-clearance group, do I need to get approval to sell any National stock that I hold in my 401(k) account or in my private brokerage account?

In the interests of caution, you should follow the same guidance as above.

3)             I have a grant that expires on Apr 17, 2011. What should I do?

If you are NOT in the pre-clearance group, you are free to exercise this option whenever you wish. If you ARE in the pre-clearance group, this exercise must also be cleared by Stock Administration and Legal. We have a special process in place to expedite the review of these clearance requests.

4)             What happens to my vested and unvested stock when the deal closes?

Until the deal closes, National employee options and RSUs will continue to vest according to their normal schedule — nothing changes. There are two parts to the answer of what happens when the deal closes:-

(A)  All options, RSUs or Restricted Shares that were granted from older stock plans (the 1977 Stock Option Plan; 1997 Employees Stock Option Plan; Executive Officer Stock Option Plan; 2005 Executive Officer Equity plan; Director Stock Option Plan; 2007 Employee Equity Plan, the Restricted Stock Plan) and Restricted Shares that were granted from the 2009 Incentive Award Plan that are still outstanding (vested and unexercised or unvested) on the date the deal closes, will immediately become fully vested, all restrictions will lapse, and the options or shares will be cancelled in return for an amount in cash. For cancelled options, the cash amount will be calculated as the number of cancelled options multiplied by the difference between the deal price ($25 per share) and each option’s exercise price. For cancelled RSUs and RSAs the amount will be calculated as the number of cancelled shares multiplied by $25 per share.

(B)   All options and RSUs that are granted from the 2009 Incentive Award Plan and that are still outstanding (vested and unexercised or unvested) on the date that the deal closes, will be converted, respectively, into Texas Instruments stock options or RSUs with the same terms, including vesting, as the original grant using an exchange ratio. The exchange ratio will be the deal price ($25) divided by the average closing price of TI Common Shares for the 5 trading days immediately preceding the close date.

For the purposes of calculating the number of converted TI stock options or RSUs you will receive, the calculation is: The number of National Stock Options or RSUs that are converted, multiplied by the exchange ratio described in the paragraph above, rounded down to the next full share. For the purposes of calculating the exercise price of the converted TI options: the calculation is: The option price of the converted NSC stock option divided by the exchange ratio, rounded up to the next full penny.

Please see details of the stock plans, agreements, and prospectus pertaining to each of your outstanding equity grants on your broker’s website.

5)             Are we going to be forced to exercise options that we still have time remaining on (even if we don’t want to exercise them)? How can we insure that our options can roll over and do not get exercised?

Any vested but unexercised or unvested options you hold in plans prior to the 2009 Incentive Award Plan, will be cashed out at $25 per share on the date the deal closes. Any vested but unexercised or unvested options that you hold from the 2009 Incentive Award Plan will be converted respectively to TI stock options with the same terms, including vesting, as your original National grant.

6)             TI said that they would purchase our stock for $25 a share. Am I guaranteed $25 per share upon the close of the merger? Is there a possibility that this value could change when the deal is finally closed out in 6-9 months?

Before the deal can be finalized, it must be approved by U.S. and international regulators, and it must be approved by shareholders of National. The transaction is expected to close in 6-9 months. Upon the close of this deal shareholders of National, including employee shareholders, will receive $25 for each share owned at the time of close.

ESPP

7)             If the deal isn’t closed by the end of the current ESPP purchase period (9/30/11), will the stock purchase plan execute on 9/30 as usual? For this cycle will we still be able to purchase at 85% of the lower of the purchase period opening or closing prices?

Until close, there is no change in the way that National’s ESPP will operate. If the deal is not yet finalized by the end of the current ESPP purchase period, then the Sept 30th purchase will go ahead as normal, using a purchase price that is 85% of the lower of the purchase period opening or closing prices for NSC stock.

At the time of close, National’s then current offering period will end. Shares will be purchased on participants’ behalf, based on ESPP contributions to that point, under the usual terms and conditions of National’s Employee Stock Purchase Plan. These resulting shares, like all other National shares, will be converted to the right to receive the deal price ($25 per share) at closing. Any employee ESPP deductions left over after purchasing the maximum possible number of whole shares will be reimbursed to employees.

2011 Focal Review

8)             Will we still have the same Focal Review at fiscal year end? Will there be opportunity for any raises or promotions at the next focal?

Yes.

9)             The FAQ states that NSC will function normally as an independent entity in all respects until the merger is final. Does that include year-end bonuses and promotions for deserving employees?

Yes.

10)      What will happen to the annual appraisal that is due in the next one or two months?

We will still have our annual performance reviews and Focal Review process on our normal schedule.

Benefits/Compensation

11)      I am a former TI employee. Will my years of service with TI be added to my years of service at NSC to get a ‘combined years of service’ when I become a TI employee again?

In general, no. However, if at the time of close if you have been gone from TI less than two years, you would receive credit for all full calendar years of service with TI.

12)      I have accepted a retention bonus / hire-on payment / relocation payment that I would have to return to NSC if I voluntarily terminate my employment. Will I be bound by the same terms to TI after acquisition?

Yes.

13)      Will my pay or benefits change?

Under the terms of the merger agreement, Base Pay and target variable bonus opportunities after the close of the deal can be no less than your Base Pay or target variable bonus opportunity in place immediately before the close. Pay and benefits in total will be substantially comparable in the aggregate to what National has today. We will provide full benefits briefings and enrollment assistance as that time approaches.

14)      How will our bonuses be affected (MVP, EVP & SSP)?

All National bonus plans will be in effect through the close. The transition over to TI bonus plans is currently being worked. More details on this transition will be communicated in the coming months.

15)      Will we be changing medical, dental and vision providers? When?

We will be completing a full and comprehensive comparison of National’s and TI’s compensation and benefit plans in each of the countries where we operate in the coming months. We will provide full information to help employees make benefit choices at the time of enrollment. TI’s commitment is to provide compensation and benefit plans which are competitive and substantially comparable in the aggregate.

16)      What happens to the Deferred Compensation Plan? DCP rolled to TI or is $ paid out?

Deferred Compensation balances will continue to be paid as per the plan rules. Distributions will be made at the earlier of termination of employment, whether from National or TI, or the date elected by the participant.

17)      The stock shares that are in the 401(k) plans, what will be happening to them?

At close, the value that you hold in the National stock fund in the 401(k) plan will be converted to cash and then be available to be reinvested it in another fund within the 401(k) plan. At that time there will no longer be a National stock fund as an investment option in the 401(k) plan.

18)      After the merger, will the 401(k) company match be the same? Will Fidelity still be our 40(k) company? Will we have different 401(k) investment options? Will there be different retirement options when I retire from TI compared to retiring from NSC?

Details of Texas Instruments benefit plans along with enrollment instructions will be provided in coming months.

19)      What will happen to our existing National 401(k) upon close?

• Is it possible to roll into my Roth-IRA? Into a separate IRA?

• Must it go into TI’s 401(k) plan?

• Do we know what TI does for 401(k) matching?

Details of what you can do with your National 401(k) account will be provided in coming months.

20)      What will happen to our vacation accrual after the TI acquisition? Will our vacation balance transfer over, and will we continue to accrue vacation hours at the same rate?

Details of TI benefit plans along with enrollment instructions will be provided in coming months. Your service at National will be counted towards your vacation accrual at TI.

21)      A few years back National began to allow employees, who choose to retire before their full retirement age, the option to continue to purchase NSC Aetna insurance until they reach full fetirement age. Will this option continue to be available after the close?

Details of TI benefit plans along with enrollment instructions will be provided in coming months.

Organization Structure/RIF

22)      Will the new fourth entity SBE product lines and business units continue to be organized as they are at National today (Key Market Segments, Precision Signal Path, Infrastructure Power, etc.)?

Until the deal closes National’s management determines how the business units are organized. After close, it will be up to TI Sr. VP/Analog Gregg Lowe to determine how he wishes to organize the groups. In all of Gregg’s communications he has been clear that he is more focused on revenue growth than on re-shuffling organizations.

23)      How will the merger affect the TIG group? Will they be integrated? How much staff restructuring can be expected? When will we know?

This transaction will be about growth, and the vast amount of energy post close will be spent on maximizing the growth opportunity. There will be some integration, mainly of common corporate and support functions, but the extent of this should be limited.

24)      My question is about Nationals Development Group. It was mentioned that TI expects to retain 100% of the Product, Engineering, Manufacturing and Sales groups, though nothing specific is mentioned about ATPD - also known as the “Development Group” - at each site. Would you be able to address what is to become of this group so we also know where we fit in this acquisition?

TI intends to maintain all of National’s process development and package technology group talent.

25)      How will the field sales teams be integrated into the TI sales team? Interview process or other? Will the field sales team have the opportunity to engage with TI prior to close?

TI has stated that they intend to keep all of National’s Field Sales Engineers and Field Applications Engineers.

Until the deal is complete, it is imperative that we continue to compete aggressively against TI in the market. We must be rigorous about avoiding any cooperation or collaboration on commercial arrangements and under no circumstances can we take instruction from any TI sales professional or manager.

Any integration planning ahead of the deal close will be carefully orchestrated and supervised by our legal team to avoid any antitrust issues. If you have any concerns or questions about potential antitrust issues, call or email Todd DuChene at (408)721-8633 / todd.duchene@nsc.com.

26)      Can you talk about how this merger will affect employees who fall under the SG & A category? Will they be kept through the merger?

Upon close of the transaction, all then employees of National will become employees of Texas Instruments. TI will address areas of overlap or redundancy in the G&A area at that time. In those cases where employees are affected by a layoff decision within the first 12 months, the employee will receive the better of the TI or National Severance plan that applies in his/her respective country location. In the U.S., National’s severance plan will provide for 60 days notice in addition to the normal severance schedule.

27)      The division with the most uncertain future right now is G&A, yet most of the roadmap that was given pertains to sales and engineering. What services/departments does TI intend to keep in Santa Clara?

That is still to be determined. We will keep you informed as and when we are able. TI has said it intends to keep all sales, engineering, product and manufacturing jobs, and to let people stay where they are today.

28)      Will Manufacturing Finance report through Finance/SG&A or through the Manufacturing organization?

Through Finance. As in National, the Finance organization is centralized.

29)      Is the WQN organization considered part of Manufacturing or Corporate?

TI’s worldwide Quality organization reports into its Technology and Manufacturing Group.

30)      What will you do with National’s facilities:  Santa Clara headquarters, fabs in Scotland and Maine, Assembly/Test in Malaysia, and sales offices/design centers around the world?
TI’s plan is to keep them, run them and invest in them.

Santa Clara will remain the hub of the National business unit. It also has the added benefit of giving TI an established presence in Silicon Valley, which is an important talent base for future analog design engineers.

The fabs are advanced and expandable, and will give TI more headroom to increase production in an industry that we believe will suffer from a capacity shortage over the next several years.  Same for the Assembly/Test operations in Melaka.

31)      Can National employees of long tenure expect to be offered a “separation” package before the merger, or shortly thereafter, in order to address combined staffing overlaps?

I think this question is asking whether National will solicit voluntary layoff submissions ahead of or shortly after the deal closes. The answer is no.

32)      Will all National employees have to “reapply” for their current positions as part of the sale agreement?

No. Upon close of the transaction all then employees of National will become employees of Texas Instruments.

33)      Will there be layoffs and/or restructuring prior to the close of the merger? If so, when?

No. Until the deal closes the both National and Texas Instruments will continue to be run as separate and independent companies. National will not be making any organization changes or initiating any layoffs in preparation for, or for reasons related to this transaction.

34)      For those employees that will be let go as a result of this merger, what severance policy will be applied? National’s? TI’s?

In those cases where employees are affected by a layoff decision, we will apply the better of the TI or National Severance plan that applies in each of our country locations. In the U.S., National’s severance plan will provide for 60 days notice in addition to the normal severance schedule.

35)      How will company deal with recently hired employees who have less than 1 year’s service? Are there any special layoff provisions for these new employees?

After the deal closes and in those cases where employees are affected by layoff, we will apply the better of the TI or National severance plan that is applicable in each of our country locations. In the U.S., National’s severance plan will provide for 60 days notice in addition to the normal severance schedule.

Hiring/Career Opportunities

36)      Will there be a hiring freeze pending the deal close?

Until the deal closes, National will continue to fill all approved requisitions.

37)      Will TI provide career opportunities to NSC employees?

One of the significant benefits of this deal to National employees is that we will be part of a much larger organization, with a larger footprint in each of the countries where we operate. This will clearly create more career opportunities for employees.

Antitrust Guidelines/Business Ethics

38)      Will there be guidelines published to help maintain the NSC Ethical Business practices during this time of transition?

Yes. For immediate help, you can check out the antitrust guidelines already posted on The Signal, or you can ask your manager, or you can call / email Todd DuChene at (408) 721-8633 / todd.duchene@nsc.com. Furthermore, online antitrust training for all employees was rolled out on Monday, April 11.

39)      Are there known NSC/TI confidential information that NSC employees should not share outside NSC?

All information related to NSC should be kept within NSC and not shared with third parties. Confidential information regarding NSC that is not competitive information or that would not violate antitrust laws may be shared with TI if approved by National management and provided to TI in accordance with carefully agreed procedures.

40)      At the communication meeting, Don instructed us not to communicate with anyone from TI until the deal closes. However, several TI people were touring National today and some were introduced to National employees. Is it OK to talk to them? Can the communication guidelines be clarified?

Until the merger closes National and TI remain competitors. Until closing each company must continue to operate as it did prior to the merger agreement and in accordance with the ordinary course of business. TI is permitted to visit facilities and is permitted to continue to learn about National pursuant to very specific guidelines. In order to adhere to legal requirements and to facilitate a smooth transaction, TI and National have agreed, consistent with applicable legal requirements that communication between the companies will be coordinated between the management teams. You did not do the wrong thing in talking to TI in these authorized coordinated activities.

General

41)      How binding is the ‘definitive agreement’? Can another manufacturer (e.g. ADI) offer an improved offer for board /shareholder review?

The Merger Agreement is a binding agreement. There are, however, circumstances in which each party may terminate the agreement. A third party is certainly free to make an improved offer to purchase National and the obligations of each party are specifically set out in the merger agreement.

42)      I’m curious to know the next steps in the process and the milestones for those. So we have some orientation what is happening when?

National needs to file and finalize its proxy statement, hold a shareholder meeting to have shareholders vote to approve the merger and have the transaction approved by regulatory authorities in the U.S. and several foreign countries. The proxy statement and regulatory filings should happen later this month, a shareholders meeting should take place in late June or early July and regulatory approval is expected sometime after that.

43)      Can you give more background on the valuation of NSC to TI? In other words, besides the fact that Donnie is a great negotiator, how was the price of $25/share arrived at? (By the way — I’m not complaining! This is a great price.)

The background of the transaction will be set forth in the proxy statement which will be filed later this month.

44)      In general, who from NSC will be on the “Integration Teams”? How many “Integration Teams” will there be? Will every group have representation on the “Integration Teams?”

The team is in the process of forming. Overall, there will be a single integration team composed of people from National and people from TI, and it will be the job of this team to plan for the integration of the two companies. While not every group will assign someone to the team, the needs of every group will be considered in the integration planning. We’ll communicate more about this later.

45)     What is the relationship between Don Macleod’s recent sale of 300,000 shares of stock and the acquisition? http://www.gurufocus.com/news.php?id=127561

None. This sale was part of a pre-programmed sale, of options that are about to expire, that was set in place before this transaction was conceived.

46)      What does a “definitive agreement” mean? Under what circumstances will the deal not be able to go through? Can either company back out of the deal for any reason other than shareholder voting or regulation issues? For example, if another company comes in and offers a higher price, can National back out of the deal?

There are several circumstances in which the merger may not happen. Breaches of the agreement by either party, failure of the parties to obtain regulatory approval and a substantially better third-party offer are all circumstances that could lead to termination of the definitive merger agreement.

47)      I would like to know if this news story on the internet is true:

http://finance.yahoo.com/news/The-Law-Firm-of-Levi-amp-bw-3824100842.html?x=0&.v=1

It is certainly true that there are several law firms who have advertised “investigations”. These are firms who are in the business of “strike suits” and take this action for every announced transaction. We believe that the process that culminated in the execution of the merger agreement was a sound one and that the claims advanced by these law firms are without merit.

48)      What’s the plan for National’s campus in Santa Clara?

As Gregg Lowe stated during the employee communications meeting, TI intends to keep Santa Clara as the headquarters of National’s business when it becomes the fourth SBE of TI’s Analog segment.

Additional Information and Where to Find It

National Semiconductor Corporation (“National”) plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement in connection with the proposed merger with Texas Instruments Incorporated. The proxy statement will contain important information about the proposed merger and related matters. SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. Security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by National through the web site maintained by the SEC at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from National by contacting Investor Relations by telephone at (408) 721-5007, or by mail at National Semiconductor Corporation, Mail Stop G2-397, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090, Attn: Investor Relations Department, or by going to National’s Investor Relations page on its corporate web site at www.national.com.

National and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of National in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is also included in National’s proxy statement for its 2010 Annual Meeting of Stockholders, which was filed with the SEC on August 8, 2010. This document is available free of charge at the SEC’s web site at www.sec.gov, and from National by contacting Investor Relations by telephone at (408) 721-5007, or by mail at National Semiconductor Corporation, Mail Stop G2-397, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090, Attn: Investor Relations Department, or by going to National’s Investor Relations page on its corporate web site at www.national.com.

Forward-Looking Statements

This communication may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed merger and the satisfaction of closing conditions precedent to the consummation of the proposed merger, and other risks identified in National’s most recent Quarterly Report on Form 10-Q, as filed with the SEC on March 30, 2011, which contains and identifies important factors that could cause the actual results to differ materially from those contained in the forward-looking statements. National assumes no obligation to update any forward-looking statement contained in this communication.